Exhibit 99.1

Clovis Oncology Announces Third Quarter 2014 Operating Results

Data updates for rucaparib and rociletinib to be presented in oral presentations at the ENA Symposium November 20 and 21

$278.3 million raised in September sale of senior convertible notes

Encouraging rucaparib data in ovarian cancer presented at ESMO

First patients enrolled in lucitanib Phase 2 studies in breast cancer and squamous NSCLC

Rociletinib (CO-1686) NDA and MAA submissions expected in mid-2015

BOULDER, Colo.--(BUSINESS WIRE)--November 6, 2014--Clovis Oncology, Inc. (NASDAQ:CLVS) reported financial results for its third quarter ended September 30, 2014, and provided an update on the Company’s clinical development programs for the rest of 2014.

“We look forward to presenting interim data later this month at ENA 2014 from the Phase 2 TIGER-X study of rociletinib in EGFR-driven non-small cell lung cancer, and the first clinical outcomes data, including in the pre-specified BRCA-ness population, from the prospective ARIEL2 treatment study of rucaparib in ovarian cancer,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology. “In addition, we remain on track to submit our NDA for rociletinib in mid-2015, and we continue to prepare for and build out our commercial and medical affairs leadership teams in anticipation of a potential U.S. launch by year-end 2015.”

Q3 2014 Financial Results and Financial Outlook

Clovis reported a net loss for the third quarter of 2014 of $39.6 million ($1.17 per share), and $105.1 million ($3.10 per share) for the first nine months of 2014, compared to net losses of $20.3 million ($0.68 per share) and $55.3 million ($2.00 per share) for the comparable periods of 2013, respectively.

Research and development expenses totaled $35.0 million for the third quarter of 2014 and $87.6 million for the first nine months of 2014, compared to $16.1 million for the third quarter and $44.0 million for the first nine months of 2013. The increase in expenses for both the three and nine month periods is due primarily to the initiation of the ARIEL2 and ARIEL3 studies for rucaparib, an increase in the number of patients enrolled in the Phase 1/2 study for rociletinib, the initiation of the TIGER-2 and the Japanese Phase 1 studies for rociletinib, increased manufacturing of clinical drug supplies for the rociletinib and rucaparib programs, and increased personnel-related expenses associated with the hiring of additional staff to support the Company’s expanded development activities.

General and administrative expenses totaled $5.3 million for the third quarter of 2014 and $15.9 million for the first nine months of 2014, compared to $4.3 million for the third quarter and $11.0 million for the first nine months of 2013. The increase for both periods is primarily due to higher share-based compensation expense for employees engaged in general and administrative activities.

In the first quarter of 2014, the Company recorded milestone revenue of $13.6 million received pursuant to our collaboration and license agreement for lucitanib and also recognized charges for acquired in-process research and development expense totaling $8.4 million associated with milestone payments incurred for rociletinib and lucitanib. An additional charge for acquired in-process research and development expense of $0.4 million was recorded in the second quarter of 2014 related to the achievement of a Phase 2 milestone for rucaparib.

Operating expenses for the third quarter of 2014 totaled $41.1 million, and $118.2 million for the first nine months of 2014, inclusive of the acquired in-process research and development expense described above. Total operating expenses include non-cash charges totaling $6.3 million for the third quarter and $21.5 million for the first nine months of 2014 for share-based compensation expense and amortization of an intangible asset and the accretion of contingent purchase consideration associated with the 2013 acquisition of Ethical Oncology Science, S.p.A.

Net cash burn for the third quarter of 2014 totaled $35.0 million, and $85.0 million for the first nine months of 2014. As of September 30, Clovis had $516.6 million in cash and cash equivalents and 34.0 million outstanding shares of common stock. In September 2014, the Company raised net proceeds of $278.3 million through its sale of 2.5% convertible senior notes. The Company continues to expect operating cash burn for 2014 will total approximately $120 million and to end the year with approximately $480 million in cash.

Progress Toward 2014 Key Milestones and Objectives

Highlights of recent progress and planned objectives for each product follows:

Rociletinib

Rociletinib is an oral, potent, mutant-selective inhibitor of epidermal growth factor receptor (EGFR) under investigation for the treatment of EGFR-mutated non-small cell lung cancer (NSCLC). Rociletinib targets the activating mutations of EGFR (L858R and Del19), while also inhibiting the primary resistance mutation, T790M, which develops in 60 percent of patients treated with first- and second-generation EGFR inhibitors.

As reported at ASCO earlier this year, rociletinib has demonstrated compelling efficacy in a heavily pre-treated, Western population of patients with acquired resistance to currently available EGFR inhibitors. Rociletinib is the only EGFR-directed therapy that has been shown to spare wild-type EGFR in clinical studies. Inhibition of wild-type EGFR is associated with cutaneous (and other) toxicities such as acneiform rash, stomatitis and paronychia, all of which may significantly impact patients’ quality of life, result in treatment discontinuation and cause patient distress. The Company believes this aspect of rociletinib’s clinical profile represents a significant point of differentiation from approved EGFR inhibitors and those currently in clinical development. In May, the U.S. FDA granted Breakthrough Therapy designation for rociletinib as treatment for mutant NSCLC in patients with the T790M mutation after progression on EGFR-directed therapy.

The next update of rociletinib clinical data will take place at the 26th EORTC-NCI-AACR (ENA) Symposium on Molecular Targets and Cancer Therapeutics in Barcelona on November 21.

Data from the TIGER-X study, combined with data from the TIGER-2 study, are expected to serve as the basis of U.S. and E.U. regulatory submissions for rociletinib in mid-2015. The Company is currently enrolling the two Phase 2 expansion cohorts of TIGER-X in EGFR mutant patients with the T790M mutation; the first includes T790M positive patients directly after progression on their first and only tyrosine kinase inhibitor (TKI) therapy, comparable to the TIGER-2 registration study patient population. The second cohort includes later-line T790M positive patients after progression on their second or later TKI therapy or subsequent chemotherapy. The TIGER-2 study, in T790M positive patients directly after progression on their first and only TKI therapy, began enrolling patients earlier in the second quarter. The TIGER-1 study, a randomized Phase 2/3 registration study of rociletinib versus erlotinib in newly-diagnosed EGFR mutant patients has just commenced. In addition, the Company initiated its Phase 1 study of rociletinib in Japan earlier this year.

In addition, Clovis expects to initiate the TIGER-3 study, a randomized, comparative study of rociletinib versus chemotherapy in T790M positive and T790M negative patients with EGFR-mutant NSCLC and acquired TKI resistance in the next few months.

Rucaparib

Rucaparib is an oral, potent small molecule inhibitor of PARP1 and PARP2 being developed for the treatment of ovarian cancer in patients with BRCA mutations (genes that are linked to hereditary breast and ovarian cancers) and BRCA-ness (tumors with normal BRCA genes but evidence of alternative DNA repair defects leading to the same characteristics as BRCA mutations). Rucaparib is also being explored in patients with BRCA-mutant pancreatic cancer.

Data from the Phase 2 portion of the Phase 1/2 rucaparib monotherapy study in women with germ-line BRCA-associated ovarian cancer at the recommended Phase 2 dose of 600mg twice daily (BID) were presented at the ESMO Congress in September.

The disease control rate (DCR) for the evaluable patients treated with rucaparib was 93 percent (14/15). Eighty-two percent of patients (14/17) achieved a RECIST and/or CA-125 response so far, and 71 percent (12/17) achieved a RECIST Partial Response (PR). Target lesion regressions were observed in 16 of 17 patients, and CA-125 decreases were observed in 12 of 14 patients with elevated CA-125 levels at baseline. All patients who achieved a PR as of the data cut-off were ongoing, with the longest duration of response measured at 198 days to date. All responses that could have been confirmed by the patient having two scans have been confirmed. Rapid responses were observed; eight of the 12 patients who achieved a PR did so by week six of therapy.

Data presented at ESMO demonstrate that rucaparib is well-tolerated. At the recommended Phase 2 dose of 600mg BID, the most common treatment-related adverse events (AEs) reported in ≥15 percent of all patients included: nausea, asthenia and vomiting. Events were mostly Grade 1/2, and none of the Phase 2 patients had discontinued rucaparib due to a treatment-related AE.

The next update of rucaparib clinical data, including the first presentation of clinical outcomes data from the ARIEL2 study, will take place at the 26th ENA Symposium on Molecular Targets and Cancer Therapeutics in Barcelona on November 20.

Enrollment continues for both ARIEL2 and ARIEL3 studies, as well as the RUCAPANC study. The global ARIEL2 study is a single-arm, open-label, Phase 2 study designed to identify molecular features that predict sensitivity to rucaparib, using DNA sequencing to evaluate each patient’s tumor. The study initiated in Q4 2013 and has enrolled quickly.

The pivotal ARIEL3 study, a randomized, double-blind, Phase 3 study comparing the effects of rucaparib versus placebo was initiated in Q4 2013. The study evaluates whether maintenance rucaparib in platinum-sensitive, high-grade ovarian cancer patients can extend the period of time for which the disease is controlled after successful chemotherapy. The study will utilize pre-specified step-down efficacy analyses: first in tissue BRCA-mutant patients; then in patients with BRCA-ness, defined using data from the ARIEL2 study; and lastly, in all-comers.

The RUCAPANC study is a Phase 2, open-label study exploring rucaparib monotherapy in patients with locally advanced or metastatic pancreatic cancer and a known deleterious BRCA mutation (germ-line or somatic) who have progressed on one to two prior therapies.

Lucitanib

Lucitanib is an oral, potent inhibitor of the tyrosine kinase activity of fibroblast growth factor receptors 1 through 3 (FGFR1-3), vascular endothelial growth factor receptors 1 through 3 (VEGFR1-3), and platelet-derived growth factor receptors alpha and beta (PDGFRα-β). Clovis, which holds exclusive U.S. and Japanese rights, is collaborating with its development partner Les Laboratoires Servier (Servier) on the global clinical development of lucitanib, initially targeting solid tumors with FGFR pathway activation, including breast and squamous NSCLC.

A broad Phase 2 program is underway to explore lucitanib in multiple indications, including a U.S. study in patients with treatment-refractory FGF-aberrant breast cancer and a global study in patients with advanced squamous NSCLC with FGFR1 amplification, both of which are currently enrolling patients. In parallel with these Clovis-sponsored studies, a Servier-sponsored Phase 2 study of lucitanib in patients with advanced breast cancer is underway to identify the population of patients most likely to benefit from lucitanib therapy.

Conference Call Details

Clovis will hold a conference call to discuss third quarter 2014 results this afternoon, November 6, at 4:30 p.m. ET. The conference call will be simultaneously webcast on the Company’s web site at www.clovisoncology.com, and archived for future review. Dial-in numbers for the conference call are as follows: US participants 877.415.3178, International participants 857.244.7321, passcode: 91922735.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops diagnostic tools that direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in our clinical development programs for our drug candidates, the corresponding development pathways of our companion diagnostics, actions by the FDA, the EMA or other regulatory authorities regarding whether to approve drug applications that may be filed, as well as their decisions regarding drug labeling, and other matters that could affect the availability or commercial potential of our drug candidates or companion diagnostics, including competitive developments. Clovis Oncology does not undertake to update or revise any forward-looking statements. A further description of risks and uncertainties can be found in Clovis Oncology’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its reports on Form 10-Q and Form 8-K.

CLOVIS ONCOLOGY, INC
CONSOLIDATED FINANCIAL RESULTS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
License and milestone revenue	$-	$-	$13,625	$-

Expenses:
Research and development	34,965	16,063	87,556	44,001
General and administrative	5,267	4,312	15,852	11,022
Acquired in-process research and development	-	-	8,806	250
Amortization of intangible asset	-	-	3,409	-
Accretion of contingent purchase consideration	888	-	2,571	-
Total expenses	41,120	20,375	118,194	55,273

Operating loss	(41,120)	(20,375)	(104,569)	(55,273)

Other income (expense), net	1,770	55	1,934	(56)
Loss before income taxes	(39,350)	(20,320)	(102,635)	(55,329)

Income taxes	(292)	-	(2,489)	-
Net loss	$(39,642)	$(20,320)	$(105,124)	$(55,329)

Basic and diluted net loss per common share	$(1.17)	$(0.68)	$(3.10)	$(2.00)

Basic and diluted weighted average common shares outstanding	33,921	30,047	33,871	27,614

CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	September 30, 2014	December 31, 2013

Cash and cash equivalents	$516,585	$323,228
Working capital	495,772	307,644
Total assets	831,527	649,635
Common stock and additional paid-in capital	778,734	762,204
Total stockholders' equity	388,290	497,886

CONTACT:
Clovis Oncology, Inc.
Anna Sussman, 303-625-5022
asussman@clovisoncology.com
or
Breanna Burkart, 303-625-5023
bburkart@clovisoncology.com